                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): February 7, 1997 (November 26, 1996)



                      SUNQUEST INFORMATION SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

PENNSYLVANIA                         0-28212       86-0378223
(State or Other Jurisdiction         (Commission   (I.R.S.Employer
of Incorporation or Organization)    File Number)  Identification Number)

                         4801 East Broadway Boulevard
                            Tucson, Arizona  85711
              (Address of principal executive offices) (Zip Code)


                                (520) 570-2000
             (Registrant's telephone number, including area code)

Item 7.  Financial Statements and Exhibits.

     Item 7 of the Form 8-K of Sunquest Information Systems, Inc. dated December 11, 1996, is hereby amended to include the following:

(a) Financial statements of businesses acquired.

     The following financial statements of Antrim Corporation are filed as a part of this report:

                                                               Page
                                                               ----

         AUDITED FINANCIAL STATEMENTS

         Report of Independent Auditors, Ernst & Young LLP      3

         Balance Sheets as of December 31, 1994 and
           October 31, 1995                                     4

         Statements of Operations for the Years Ended
           December 31, 1993 and 1994 and for the Ten
           Months Ended October 31, 1995                        6

         Statements of Stockholders' (Deficit) for the Years
           ended December 31, 1993 and 1994 and for the Ten
           Months Ended October 31, 1995                        7

         Statements of Cash Flows for the Years Ended
           December 31, 1993 and 1994 and for the Ten
           Months Ended October 31, 1995                        8

         Notes to Financial Statements                          9

         UNAUDITED INTERIM FINANCIAL STATEMENTS

         Unaudited Balance Sheets as of December 31, 1995
           and September 30, 1996                              20

         Unaudited Statements of Operations for the Nine
           Months Ended September 30, 1995 and 1996            21

         Unaudited Statements of Cash Flows for the Nine
           Months Ended September 30, 1995 and 1996            22

         Notes to Financial Statements                         23

(b) Pro forma financial information.

     The following pro forma financial information is filed as a part of this report:


                                                        Page
                                                        ----

         Unaudited Pro Forma Financial Statements         25

         Unaudited Pro Forma Balance Sheet as of
           September 30, 1996                             26

         Notes to Unaudited Pro Forma Balance Sheet       27

         Unaudited Pro Forma Statement of Income for
           the Nine Months Ended September 30, 1996       28

         Unaudited Pro Forma Statement of Income for
           the Year Ended December 31, 1995               29

         Notes to Unaudited Pro Forma Statements
           of Income                                      30

(c) Exhibits.

     The following exhibits are filed as a part of this report:

     2A    - Stock Purchase Agreement with The Compucare Company dated as of November 26, 1996, filed as Exhibit 2A to Form 8-K dated
December 11, 1996 and incorporated herein by reference.

     23F  - Consent of Independent Auditors dated February 4, 1997.

                         Report of Independent Auditors


Board of Directors
Antrim Corporation

We have audited the accompanying balance sheets of Antrim Corporation as of December 31, 1994 and October 31, 1995, and the related statements of operations, stockholders' (deficit) and cash flows for each of the years ended December 31, 1993 and 1994 and the ten month period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antrim Corporation at December 31, 1994 and October 31, 1995, and the results of its operations and its cash flows for each of the years ended December 31, 1993 and 1994 and the ten month period ended October 31, 1995, in conformity with generally accepted accounting principles.



                                                               ERNST & YOUNG LLP


Vienna,  Virginia
November 8, 1996

                               Antrim Corporation

                                 Balance Sheets

                                            December 31,      October 31,
                                                1994             1995
                                        ----------------------------------
                                        (in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents                         $   807          $   133
Accounts receivable, net of allowance
 of $1,750 and $1,850 as of December
 31, 1994 and October 31, 1995,                     4,322            6,116
 respectively


Employee receivable                                    21               13
Notes receivable                                       88              208
Taxes receivable                                      557              872
Inventory                                             171               51
Other current assets                                  398              285
                                        ----------------------------------

Total current assets                                6,364            7,678



Property and equipment:
 Computer equipment and purchased
 software                                           2,584            2,759
 Office furniture and equipment                     1,112            1,115
                                        ----------------------------------
Accumulated depreciation                           (2,583)          (2,963)
                                        ----------------------------------

                                                    1,113              911


Notes receivable, long term                           134              131
Other assets                                          105              100
                                        ----------------------------------
Total assets                                      $ 7,716          $ 8,820
                                        ==================================


                                            December 31,      October 31,
                                                1994             1995
                                        ----------------------------------
                                        (in thousands, except share data)
Liabilities and stockholders' (deficit)
Current liabilities:
 Accounts payable                                 $ 1,394          $ 2,649
 Accrued expenses                                   2,165            1,375
 Billings in excess of costs on
  uncompleted contracts                             1,513            4,202
 Current portion of debt and
  capital lease obligations (Note 3                 1,314            1,327
  and 4)
 Other current liabilities                             57               66
                                        ----------------------------------

Total current liabilities                           6,443            9,619

Long term portion of debt and
 capital lease obligations (Note 3                    121               --
 and 4)
Other liabilities                                      28               16
                                        ----------------------------------

Total liabilities                                   6,592            9,635


Redeemable convertible preferred stock,
 8% cumulative dividends, voting, $1
 par value, 980,000 shares authorized,
 735,000 outstanding (Note 5)                       5,586            5,831


Redeemable preferred stock, $.75 par
 value, 735,000 shares authorized,
 issued and outstanding (Note 5)                      551              551


Stockholders' (deficit) (Notes 5 and 8):
Common stock, $0.01 par value,
 10,000,000 shares authorized,
 1,691,200 issued and outstanding as of                17               17
 December 31, 1994 and October 31,
 1995, respectively


Additional paid-in-capital                            707              707
Treasury stock, 880,000 shares at cost             (3,400)          (3,400)
Accumulated deficit                                (2,337)          (4,521)
                                        ----------------------------------
Total stockholders' (deficit)                      (5,013)          (7,197)
                                        ----------------------------------
Total liabilities and stockholders'               $ 7,716          $ 8,820
 (deficit)
                                        ==================================




See accompanying notes.

                               Antrim Corporation

                            Statements of Operations

                                                                    Ten month
                                                                   period ended
                                         Year ended December 31,    October 31,
                                             1993      1994            1995
                                         --------------------------------------
                                                   (in thousands)
Revenues:
 Software licenses and installations       $ 3,779   $ 6,611            $ 3,741
 Hardware sales                              8,815     8,531              6,299
 Post contract customer support              6,982     7,799              6,269
                                         --------------------------------------
                                            19,576    22,941             16,309

Cost of sales:
 Cost of equipment sales                     7,199     6,705              4,778
 Installation and customer services          6,710     9,526              6,337
 Selling and marketing                       1,944     1,954              1,474
 Software development                        1,983     1,578              1,810
 General and administrative                  3,501     3,752              4,114
                                         --------------------------------------
Operating loss                              (1,761)     (574)            (2,204)


Nonoperating income (expenses):
 Interest income                                90        75                 68
 Interest expense                             (136)     (134)              (140)
                                         --------------------------------------
Loss before taxes                           (1,807)     (633)            (2,276)

Income tax benefit (Note 7)                   (421)     (354)              (337)
                                         --------------------------------------
Net loss                                   $(1,386)  $  (279)           $(1,939)
                                         ======================================



See accompanying notes.

                               Antrim Corporation

                     Statements of Stockholders' (deficit)

                                                                    Ten month
                                                                   period ended
                                         Year ended December 31,    October 31,
                                             1993      1994            1995
                                         --------------------------------------
                                                   (in thousands)
Common stock:
Balance, beginning of period                 $    17     $    17        $    17
Issuance of common stock                          --          --             --
                                        ---------------------------------------
Balance, end of period                            17          17             17
                                        ---------------------------------------


Additional paid-in-capital:
Balance, beginning of period                     139         704            707
Issuance of common stock warrants                563          --             --
Issuance of common stock                           2           3             --
                                        ---------------------------------------
Balance, end of period                           704         707            707
                                        ---------------------------------------


Treasury stock:
Balance, beginning of period                  (3,400)     (3,400)        (3,400)
                                        ---------------------------------------
 Balance, end of period                       (3,400)     (3,400)        (3,400)
                                        ---------------------------------------

Accumulated earnings (deficit):
Balance, beginning of period                   1,030      (1,764)        (2,337)
Accretion of dividend for redeemable
 preferred stock                                (294)       (294)          (245)
Issuance of convertible preferred stock         (551)         --             --
Issuance of common stock warrants               (563)         --             --
Net loss                                      (1,386)       (279)        (1,939)
                                        ---------------------------------------
Balance, end of period                        (1,764)     (2,337)        (4,521)
                                        ---------------------------------------
Total stockholders' (deficit)                $(4,443)    $(5,013)       $(7,197)
                                        =======================================


See accompanying notes.

                               Antrim Corporation

                            Statements of Cash Flows

                                                                                         Ten month
                                                                                        period ended
                                                        Year ended December 31,          October 31,
                                                         1993            1994               1995
                                                    ------------------------------------------------
                                                                     (in thousands)
Operating activities:
Net loss                                               $(1,386)        $  (279)              $(1,939)
Adjustments to reconcile net loss to
  net cash provided by operating activities
  Depreciation and amortization                            737             852                   872
  Provision for deferred income taxes                     (132)             --                    --
  Provision for doubtful accounts                          100           1,625                   331
  Changes in operating assets
  and liabilities:
      Accounts receivable                                2,860          (2,372)               (2,116)
      Inventory                                            495              78                   120
      Notes receivable                                    (277)            185                  (118)
      Other                                                (35)           (219)                  113
      Taxes receivable                                    (328)           (215)                 (315)
      Accounts payable                                  (2,487)            346                   953
      Accrued expenses                                     176             632                  (488)
      Income taxes payable                                 (24)             --                    --
      Deferred revenue                                    (187)            501                 2,689
      Other liabilities                                      7              20                    (3)
                                                    ------------------------------------------------
Net cash provided by (used in) operating activities       (481)          1,154                    99

Investing activities:
Purchase of property and equipment                        (697)           (813)                 (670)
Other                                                        2               5                     5
                                                    ------------------------------------------------
Net cash used in investing activities                     (695)           (808)                 (665)

Financing activities:
Proceeds from issuance of common stock                       2               3                    --
Principal payments on long-term debt and
  capital lease obligations                               (330)           (139)                 (108)
                                                    ------------------------------------------------
Net cash used in financing activities                     (328)           (136)                 (108)
                                                    ------------------------------------------------

Net increase (decrease) in cash and cash equivalents    (1,504)            210                  (674)
Cash and cash equivalents at beginning of period         2,101             597                   807
                                                    ------------------------------------------------
Cash and cash equivalents at end of period             $   597         $   807               $   133
                                                    ================================================


See accompanying notes.

                               Antrim Corporation

                         Notes to Financial Statements

1.  Organization

Antrim Corporation (the "Company") was formed in 1982, under the laws of the State of Texas. The Company is engaged in the selling of hardware, licensing of proprietary software, and providing related support service to medical laboratories. The Company's primary customers are reference laboratories. In 1992, the Company established a wholly owned subsidiary, Online Solutions Company to expand into PC-based applications software. The subsidiary was dissolved during 1994 and performed no material transactions.

2.  Accounting Policies

Revenue Recognition

Software licenses and installations
-----------------------------------

The Company accounts for revenue recognition of software license fees under the provisions of AICPA Statement of Position 91-1, "Software Revenue Recognition" (the "SOP"). Accordingly, revenue from the sale of software licenses is recognized based on the achievement of contractual milestones assuming that collection of license fees is probable and no significant obligations remain.

Hardware sales
--------------

Revenue from hardware sales is recognized upon shipment and, if required, delivery and installation of the related equipment.

Post contract customer support (PCS)
------------------------------------

PCS includes hardware and software maintenance, software support, and enhancements. Revenue is recognized when services are rendered or the enhancement is delivered and installed. These fees may also be based on actual time and expenses incurred. These fees also represent amounts billed for continued maintenance and support of computer software products.

Cash Equivalents

The Company considers all highly liquid investments with a maturity date of three months or less to be cash equivalents.

                               Antrim Corporation

                         Notes to Financial Statements


2.  Accounting Policies (continued)

Inventory

Inventory is recorded at the lower of cost or market, as determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated on the basis of cost. Depreciation and amortization are provided using straight-line and accelerated cost methods over the estimated useful lives of the assets of five to ten years or, with respect to leasehold improvements, the remaining term of the lease, if less.

Software Development Costs

Research and development costs are expensed as incurred. Statement of Financial Accounting Standard No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" does not materially affect the Company since "technological feasibility" is not reached until late in the development stage of the Company's software products.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109. Deferred taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes.

                               Antrim Corporation

                         Notes to Financial Statements


2.  Accounting Policies (continued)

Recent Pronouncements

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for the Company's December 31, 1996 financial statements. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), but requires pro forma disclosure in the footnotes of the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company intends to continue accounting for its stock based compensation in accordance with the provisions of APB 25. As such, the adoption of SFAS 123 will not impact the financial position or results of operations of the Company.

3.  Revolving Credit and Security Agreement

The Company is party to a $2,500,000 revolving credit and security agreement (the Agreement) with its bank. Borrowing under this credit facility may not exceed the sum of 80% of the aggregate principal balance of Antrim's eligible accounts as defined in the Agreement less the amount outstanding under the term loan and less all amounts owed by Antrim to certain vendors. Under this credit facility, the bank may issue letters of credit on behalf of the Company up to an aggregate outstanding face amount of $200,000. The Company pays interest at a rate of prime + 1% (or 9.75% at October 31, 1995) on the outstanding borrowings.

As of October 31, 1995, the Company was in violation of certain financial covenants of its revolving credit agreement.

Upon the purchase of Antrim Corporation by The Compucare Company (see Note 11), the outstanding balance of the Agreement was paid in full during November, 1995.

                               Antrim Corporation

                         Notes to Financial Statements


4.  Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consist of the following:

                               December 31,   October 31,
                                   1994          1995
                            -----------------------------
                                   (in thousands)

Revolving Credit Agreement           $1,183        $1,183
Capital lease                           252           144
                            -----------------------------
Less Current Portion                  1,314         1,327
                            -----------------------------
                                     $  121        $    -
                            =============================



Future payments under current debt and capital lease obligations are as follows:

                                  October 31, 1995
                       ------------------------------------
                             Revolving      Capital
                              Credit        Leases   Total
                       ------------------------------------
                                       (in thousands)
1996                               $1,183      $135  $1,318
                       ------------------------------------
 Amounts representing
  interest                              -         9       9
                       ------------------------------------
                                   $1,183      $144  $1,327
                       ====================================


Interest paid on the above debt, including the revolving credit agreements, was $136,000, $134,000 and $140,000 during the years ended December 31, 1993, 1994, and the ten month period ended October 31, 1995, respectively.

                               Antrim Corporation

                         Notes to Financial Statements


4.   Debt and Capital Lease Obligations (continued)

Property and equipment includes the following amounts for leases that have been capitalized at December 31, 1994 and October 31, 1995:

                                 1994       1995
                          -----------------------
                                 (in thousands)
Computer equipment and
purchased software                  $ 580   $ 580
                          -----------------------
Accumulated depreciation              367     464
                          -----------------------
                                    $ 213   $ 116
                          =======================

Amortization of assets recorded under capital leases is included in depreciation and amortization expense.

5.  Preferred Stock

Redeemable Convertible Preferred Stock
--------------------------------------

In June, 1988 the Company authorized and issued 980,000 shares of $1.00 par-value redeemable convertible preferred stock for $4,900,000 ($5.00 per share). The preferred stock also has a cumulative annual dividend rate of $.40 per share which is payable if earned and declared or otherwise if the preferred stock is redeemed; the dividends are not otherwise payable if the preferred stock is converted into common stock. As of December 31, 1993, 1994 and October 31, 1995 unredeemed accretion of $1,617,000, $1,911,000 and $2,156,000, respectively, in dividends has been included in the preferred stock balance.

Under the amended terms, on January 1, 1996, the Company must redeem, unless earlier converted, the lesser of all outstanding shares of preferred stock, or 245,000 shares of preferred stock for $5.00 per share, plus any accrued dividends, whether or not earned or declared. Upon the purchase and recapitalization of Antrim Corporation on October 31, 1995 by The Compucare Company (Note 11), the Companys preferred stock was eliminated.

                               Antrim Corporation

                         Notes to Financial Statements


5.  Preferred Stock (continued)

Redeemable Preferred Stock
--------------------------

In connection with an Amendment to the Preferred Stock Agreement in 1993 (the Amendment), the Company authorized, and declared a stock dividend to the preferred stockholders consisting of 735,000 shares of $.75 par-value redeemable preferred stock.

The Company may redeem at any time all or any portion of the outstanding shares, and is required to redeem all outstanding shares on January 1, 1997, for $.75 per share. Upon the purchase and recapitalization of Antrim Corporation on October 31, 1995 by The Compucare Company (Note 11), the Company's redeemable preferred stock was eliminated.


Common Stock Warrants
---------------------

In connection with an Amendment to the Preferred Stock Agreement, the Company issued warrants exercisable for 225,000 shares of common stock. The warrants are currently exercisable. The warrants expire on June 23, 1998. These warrants entitle the holders to purchase common stock for $2.50 per share, subject to certain adjustments. A fair value of $563,000 was assigned to the warrants prior to purchase by Compucare. Upon the purchase and recapitalization of Antrim Corporation on October 31, 1995 by The Compucare Company (Note 11), the Company's redeemable preferred stock was eliminated.

                               Antrim Corporation

                         Notes to Financial Statements


6.  Operating Leases

The Company has entered into a noncancelable lease agreement for office space. The rental agreement for the office space includes escalation clauses, which allows increased operating costs to be passed through to the Company. Future minimum payments, by year and in the aggregate under this lease, consist of the following:

               October 31,
                   1995
            ---------------
              (in thousands)

1996                 $  688
1997                    685
1998                    720
1999                    756
2000                    791
Thereafter              336
            ---------------
Total                $3,976
            ===============

Rent expense was $634,000, $651,000 and $574,000 for the years ended December 31, 1993 and 1994 and for the ten months ended October 31, 1995, respectively.

Subsequent to the purchase of Antrim Corporation by The Compucare Company, Antrim was party to a new rental agreement for office space effective June 1, 1996. The future minimum payments related to the new rental agreement are included in the above disclosure.

                               Antrim Corporation

                         Notes to Financial Statements


7.  Income Taxes

Significant components of the provision (benefit) for income taxes follows:

                                             Ten month
              Year ended     Year ended    period ended
             December 31,   December 31,    October 31,
                 1993           1994           1995
          ---------------------------------------------
                           (in thousands)
Current:            ($421)         ($354)         ($337)
          ---------------------------------------------
                    ($421)         ($354)         ($337)
          =============================================

A reconciliation of income tax (benefit) at the statutory Federal rate to the Company's effective income tax rate follows:

                                                                         Ten month
                                        Year ended       Year ended     period ended
                                       December 31,     December 31,    October 31,
                                           1993             1994            1995
                                    -----------------------------------------------
Federal income taxes
  at statutory rate                             (34%)           (34%)           (34%)
State income taxes net
  of federal tax (benefit) expense               (2%)            (2%)            (2%)
Change in valuation allowance                  12.7%              -            21.2%
Other                                             -           (19.8%)             -
                                    -----------------------------------------------
                                              (23.3%)         (55.8%)         (14.8%)
                                    ===============================================


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                               Antrim Corporation

                         Notes to Financial Statements


7.  Income Taxes (continued)

Significant components of the Company's net deferred tax liability are as follows:


                                   December 31,   October 31,
                                       1994          1995
                                -----------------------------
                                       (in thousands)
Deferred tax liabilities
  Depreciation                           $   30        $   30
                                -----------------------------

Deferred tax assets:
  Bad debt reserves                         597           629
  Deferred revenues                         515         1,429
  State and local tax accruals               34            51
  Other                                      10            10
                                -----------------------------
                                          1,156         2,119
Less valuation allowance                  1,126         2,089
                                -----------------------------
                                             30            30
                                -----------------------------
Net deferred tax liabilities             $    -        $    -
                                =============================

The Company made $74,000, $563,000, and $0 in federal income tax payments during the years ended December 31, 1993 and 1994 and the ten month period ended October 31, 1995, respectively.

                               Antrim Corporation

                         Notes to Financial Statements


8.  Stock Option Plan

The Company has granted stock options to certain employees under an incentive stock option plan. The options generally become exercisable in whole or in part during the ten year period subsequent to the grant date. A summary of the option transactions follows:


                                        Options Outstanding
                              ---------------------------------------
                                  Number of shares    Price per share
                              ---------------------------------------

Balance at December 31, 1993                115,900        $2.25-5.00
Granted                                      27,200        $     5.00
Exercised                                    (1,100)       $2.40-5.00
Forfeited                                   (11,700)       $     5.00
                              ---------------------------------------
Balance at December 31, 1994                130,300        $2.25-5.00
Granted                                       7,800        $     5.00
Exercised                                         -
Forfeited                                   (16,400)       $2.50-5.00
                              ---------------------------------------
Balance at October 31, 1995                 121,700        $2.25-5.00
                              =======================================

At December 31, 1994 and October 31, 1995, 22,800 and 30,000 options, respectively, were exercisable.

9.  Profit Sharing Plan

The employees profit sharing plan provides the Board of Directors, at its discretion, the ability to contribute amounts from profits to the plan. The amounts charged to income for this plan for the years ended December 31, 1993, 1994 and ten month period ended October 31, 1995 were $0, $20,000 and $45,000, respectively.

10.  401(k) Plan

The Company and its subsidiaries maintain various 401(k) plans which cover substantially all employees of the Company. Participants may contribute up to 15% of their annual compensation. Participants are immediately vested in their voluntary contributions plus earnings thereon.

                               Antrim Corporation

                         Notes to Financial Statements


11.  Subsequent Event

Effective October 31, 1995, Antrim Corporation was acquired by The Compucare Company in a transaction accounted for under the purchase method of accounting. Upon purchase, the Company became a wholly owned subsidiary of The Compucare Company. Further, the revolving credit agreement balance outstanding was paid in full during November, 1995.

Effective November 26, 1996, Sunquest Information Systems, Inc. purchased Antrim Corporation from The Compucare Company in a transaction accounted for under the purchase method of accounting. The Company has received a funding commitment from Sunquest Information Systems, Inc. through December 31, 1997.



                           Antrim Corporation
                             Balance Sheets
                              (unaudited)


                                           December 31,   September 30,
                                               1995            1996
                                        -------------------------------
                                               (in thousands)
Assets
Current assets:
  Cash and cash equivalents                     $ 1,986          $  244
  Accounts receivable, net                        3,433           3,276
  Notes receivable, current                         183             359
  Prepaid expenses and other current
   assets                                           289             433
                                        -------------------------------
    Total current assets                          5,891           4,312

Property and equipment, net                         846             835
Software development costs, net                   1,074           1,003
Intangibles, net                                  2,159           1,858
Notes receivable - long term                        149             647
Other                                                99              94
                                        -------------------------------
Total assets                                    $10,218          $8,749
                                        ===============================

Liabilities and Stockholders'  Equity
 (Deficit)
Current liabilities:
  Accounts payable and accrued expenses         $ 4,533          $2,856
  Billings in excess of costs on
    uncompleted contracts                         3,772           3,687
  Current portion of debt and capital
    lease obligations                               121             628
  Other current liabilities                         214           1,504
                                        -------------------------------
    Total current liabilities                     8,640           8,675

Long-term portion of debt and capital
  lease obligations                                  13             144
                                        -------------------------------
    Total liabilities                             8,653           8,819

Stockholders' equity (deficit)                    1,565             (70)
                                        -------------------------------
Total liabilities and stockholders'             $10,218          $8,749
 equity (deficit)
                                        ===============================


See accompanying notes.




                             Antrim Corporation
                          Statements of Operations
                                 (unaudited)


                                       Nine-month periods ended
                                              September 30,
                                            1995        1996
                                       ------------------------
                                             (in thousands)
Revenues:
  Software licenses and installations     $  4,788   $  1,899
  Hardware sales                             5,821      4,161
   Post contract customer support            5,625      5,485
                                       ----------------------
                                            16,234     11,545
Cost of sales:
  Cost of equipment sales                    4,700      3,193
  Installation and customer services         6,233      6,485
  Selling and marketing                      1,450      1,789
  Software development                       1,781      1,393
  General and administrative                 4,046      4,394
                                       ----------------------
Operating loss                              (1,976)    (5,709)
Nonoperating income (expense):
  Interest income                               62         64
  Interest expense                            (139)       (48)
  Other                                          -         52
                                       ----------------------
Loss before taxes                           (2,053)    (5,641)
Income tax benefit                            (337)         -
                                       ----------------------
Net loss                                   ($1,716)   ($5,641)
                                       ======================

See accompanying notes.




                              Antrim Corporation
                           Statements of Cash Flows
                                 (unaudited)


                                      Nine-month periods ended
                                            September 30,
                                           1995      1996
                                       -----------------------
                                           (in thousands)

Net cash used in operating activities     ($250)   ($3,678)
                                        ------------------

Investing Activities:
  Purchase of property and equipment       (130)       (57)
  Capitalized software and development
   costs                                      -       (135)
                                        ------------------
Net cash used in investing activities      (130)      (192)
                                        ------------------

Financing Activities:
  Principal payments on long-term debt
    and capital lease obligations           (97)      (752)
  Proceeds from revolving credit
   agreement and
    other debt                                -      2,880
                                        ------------------
Net cash (used in) provided by              (97)     2,128
 financing activities
                                        ------------------

Net decrease in cash and cash
 equivalents                               (477)    (1,742)
Cash and cash equivalents at beginning
 of period                                  807      1,986
                                        ------------------
Cash and cash equivalents at end of
 period                                  $  330   $    244
                                        ==================


See accompanying notes.


                               Antrim Corporation

                    Notes to Unaudited Financial Statements
                               September 30, 1996

1.  Interim Statement Presentation

The unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles for the preparation of interim financial statements. Accordingly, certain information and footnote disclosures normally included in annual financial statements have been omitted or condensed. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto included in this Form 8-K/A.

In the opinion of management, all necessary adjustments have been made to provide a fair presentation. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year ending December 31, 1996.

2. Income Taxes

The Company's effective tax rate is lower than the statutory federal tax rate of 34% due primarily to changes in the deferred tax asset valuation allowance.

3. Software Development Costs

As a result of the acquisition of the Company by The Compucare Company ("Compucare") on October 31, 1995, software development costs with a fair value of approximately $1,100,000 were recognized. These software development costs are being amortized on a straight-line basis over four years.

4. Intangibles

As a result of the acquisition of the Company by Compucare, intangible assets of approximately $2,300,000 were recognized. These assets consist of the fair value assigned to the Companys assembled work force and the excess of the acquisition cost over the fair value of the assets acquired and such amounts are being amortized on a straight-line basis over five years.

5. Subsequent Event

On November 26, 1996, Sunquest Information Systems, Inc. purchased all of the outstanding stock of Antrim Corporation from The Compucare Company for $5,000,000.

                       Sunquest Information Systems, Inc.
                    Unaudited Pro Forma Financial Statements


   The unaudited pro forma financial statements are included in order to illustrate the effect on the Company's financial statements of its acquisition of Antrim Corporation, formerly a subsidiary of The Compucare Company, on November 26, 1996 (the "Acquisition").

   The unaudited pro forma balance sheet at September 30, 1996 presents adjustments for the Acquisition as if the Acquisition had occurred on September 30, 1996.

   The unaudited pro forma statements of income for the nine months ended September 30, 1996 and for the year ended December 31, 1995 present adjustments for the Acquisition as if the Acquisition had occurred on January 1, 1995.

   In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

   The unaudited pro forma financial statements should be read in conjunction with the Company's historic Consolidated Financial Statements and the Notes thereto, and the historic Financial Statements and the Notes thereto of Antrim Corporation. The unaudited pro forma statements of income are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of the Company's future results.



                                 SUNQUEST INFORMATION SYSTEMS, INC.
                                 UNAUDITED PRO FORMA BALANCE SHEET
                                         September 30, 1996


                                                                         Pro Forma
                                                                        Adjustments
                                             Sunquest                    for Antrim
                                                as           Antrim     Corporation         Company
                                             Reported     Corporation   Acquisition        Pro Forma
                                        ------------------------------------------------------------
                                                                  (in thousands)
ASSETS
  Current assets:
  Cash and cash equivalents                     $39,957        $  244       ($5,000)  (a)    $35,201
  Trade receivables, net                         20,295         3,276                         23,571
  Loans receivable and accrued interest
   from related party                                31             -                             31
  Other current assets                            4,735           792                          5,527
  Deferred tax asset                              1,120             -         2,598   (f)      3,718
                                        ------------------------------------------------------------
    Total current assets                         66,138         4,312        (2,402)          68,048

Property and equipment, net                       7,599           835                          8,434
Capital leases from related party, net            5,086             -                          5,086
Software development costs, net                   7,326         1,003         1,740   (b)     10,069
Intangibles, net                                      -         1,858             2   (b)      1,860
Other assets                                        461           741                          1,202
                                        ------------------------------------------------------------
    Total assets                                $86,610        $8,749         ($660)         $94,699
                                        ============================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts  payable and accrued expenses        $ 6,601        $2,856      $    273   (d)    $ 9,730
  Current portion of debt and capital
   lease obligations                                  -           628                            628
  Obligations under capital leases from
   related party                                    586             -                            586
  Deferred revenue                               10,119         3,687                         13,806
  Related party payable                           3,900             -                          3,900
  Other current liabilities                           -         1,504         1,884   (c)      3,388
                                        ------------------------------------------------------------
    Total current liabilities                    21,206         8,675         2,157           32,038

Obligations under capital leases from
 related party                                    5,946             -                          5,946
Long-term portion of debt and capital
 lease obligations                                    -           144                            144
Deferred income taxes                             2,251             -           503   (f)      2,754

Shareholders' equity (deficit)                   57,207           (70)       (3,320)  (e)     53,817
                                        ------------------------------------------------------------
    Total liabilities and shareholders'         $86,610        $8,749         ($660)         $94,699
     equity (deficit)
                                        ============================================================

See accompanying explanatory notes.


                       Sunquest Information Systems, Inc.
                   Notes to Unaudited Pro forma Balance Sheet
                               September 30, 1996


The pro forma balance sheet reflects several adjustments related to the acquisition of Antrim Corporation (Antrim) by Sunquest Information Systems, Inc. (Sunquest) as if the acquisition had occurred on September 30, 1996 as follows:

a) Represents the amount of cash paid ($5,000,000) for the acquisition of Antrim by Sunquest.

b) Certain intangible assets were acquired as part of the Acquisition. The following amounts were allocated as increases to the historical balance sheet of Antrim to reflect the fair values of the intangibles acquired by Sunquest:


           Intangibles          Amount Allocated
    --------------------------  ----------------
    Software development costs        $1,740,000
    Other intangibles                      2,000

    The estimated economic life of the intangibles acquired will be charged to operations over periods ranging from four to seven years.

    In addition to the amounts allocated to intangibles described above, $3,390,000 was allocated to in-process technology that had not achieved technological feasibility. This amount was charged to operations as an adjustment to retained earnings in the pro forma balance sheet.

c) Management plans to replace certain Antrim products with Sunquest products that provide similar benefits to their customers. Approximately $1,200,000 has been established to provide for the costs that are expected to be incurred for the replacement of certain Antrim products with those of Sunquest. Additionally, an accrual of $470,000 has been established to provide for severance payments to former Antrim employees. The remaining balance relates to other smaller transition costs.

d) Represents costs incurred to complete the Acquisition consisting primarily of legal and accounting services.

e) Amounts required to eliminate shareholder deficit of Antrim of $70,000 offset by the in-process technology charged to operations of $3,390,000 discussed above in b.

f) Amount provided to reflect deferred taxes related to the acquired temporary differences and net operating losses.

                      SUNQUEST INFORMATION SYSTEMS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                 For the Nine Months Ended September 30, 1996

                                                                                                Pro Forma
                                                                                               Adjustments
                                                              Sunquest                         for Antrim          Company
                                                                 As               Antrim       Corporation        Pro Forma
                                                              Reported         Corporation     Acquisition         Combined
                                                       ---------------------------------------------------------------------
                                                                                  (in thousands)
Revenues:
  System sales                                             $         30,685         $  6,060                       $  36,745
  Support and service                                                25,256            5,485                          30,741
                                                       ---------------------------------------------------------------------
Total revenues                                                       55,941           11,545             -            67,486
                                                       ---------------------------------------------------------------------
Operating expenses:
  Cost of system sales                                               13,579            3,193       $   308   (b)      17,080
  Client services                                                    13,246            6,485          (626)  (a)      19,105
  Research and development                                            7,102            1,393           (48)  (a)       8,447
  Sales and marketing                                                 7,562            1,789          (133)  (a)       9,218
  General and administrative                                          6,619            4,394           (64)  (a)      10,832
                                                                                                      (117)  (b)
                                                       ---------------------------------------------------------------------
Total operating expenses                                             48,108           17,254          (680)           64,682
                                                       ---------------------------------------------------------------------
Operating income (loss)                                               7,833           (5,709)          680             2,804
Other income (expense):
  Interest income                                                       879               64                             943
  Interest expense                                                   (1,062)             (48)                         (1,110)
  Other                                                                 398               52                             450
                                                       ---------------------------------------------------------------------
Income (loss) before income taxes                                     8,048           (5,641)          680             3,087
  Income tax provision (benefit):
    Current year operations                                           1,711                -        (2,133)  (d)        (422)
    Change in tax status                                              1,122                -             -             1,122
                                                       ---------------------------------------------------------------------
Net income (loss)                                          $          5,215          ($5,641)      $ 2,813         $   2,387
                                                       =====================================================================

Pro forma net income (loss):
  Historical / pro forma income (loss)
    before income taxes                                    $          8,048          ($5,641)      $   680         $   3,087
  Pro forma income tax provision (benefit)                            3,415                -        (2,133)  (d)       1,282
                                                       ---------------------------------------------------------------------
Pro forma net income (loss)                                $          4,633          ($5,641)      $ 2,813         $   1,805
                                                       =====================================================================

Weighted average shares outstanding                                  13,437                -             -            13,437
                                                       =====================================================================

Pro forma net income per
  common share                                                        $0.34                -             -             $0.13
                                                       =====================================================================


See accompanying explanatory notes.

                      SUNQUEST INFORMATION SYSTEMS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                     For the Year Ended December 31, 1995

                                                                                                Pro Forma
                                            Sunquest             Antrim           Antrim       Adjustments         Company
                                           As Reported        Corporation      Corporation     for Antrim         Pro Forma
                                           Year Ended          Ten Months       Two Months     Corporation        Year Ended
                                               12/31/95      Ended 10/31/95   Ended 12/31/95   Acquisition          12/31/95
                                        ---------------    -----------------------------------------------     -------------
                                                                            (in thousands)
Revenues:
  System sales                                $  32,262            $ 10,040         $  3,718                       $  46,020
  Support and service                            29,270               6,269            1,243                          36,782
                                        ---------------    -----------------------------------------------     -------------
Total revenues                                   61,532              16,309            4,961             -            82,802
                                        ---------------    -----------------------------------------------     -------------
Operating expenses:
  Cost of system sales                           14,085               4,778            1,274       $   640  (b)       20,777
  Client services                                17,764               6,337            1,690          (578) (a)       25,213
  Research and development                        9,040               1,810            8,900        (5,510) (c)       14,240
  Sales and marketing                             8,734               1,474              393           (84) (a)       10,517
  General and administrative                      7,068               4,114            1,097           (65) (a)       12,431
                                                                                                       217  (b)
                                        ---------------    -----------------------------------------------     -------------
Total operating expenses                         56,691              18,513           13,354        (5,380)           83,178
                                        ---------------    -----------------------------------------------     -------------
Operating income (loss)                           4,841              (2,204)          (8,393)        5,380              (376)
Other income (expense):
  Interest income                                   408                  68               24                             500
  Interest expense                               (1,465)               (140)             (13)                         (1,618)
  Other                                              78                   -                -                              78
                                        ---------------    -----------------------------------------------     -------------
Income (loss) before income taxes                 3,862              (2,276)          (8,382)        5,380            (1,416)
Income tax provision (benefit)                       73                (337)               -        (1,932) (d)       (2,196)
                                        ---------------    -----------------------------------------------     -------------
Net income (loss)                             $   3,789             ($1,939)         ($8,382)      $ 7,312         $     780
                                        ===============    ===============================================     =============

Pro forma net income (loss):
  Historical / Pro forma income (loss)
    before income taxes                       $   3,862             ($2,276)         ($8,382)       $5,380           ($1,416)
  Pro forma income tax provision
   (benefit)                                      1,661                (337)               -        (1,932) (d)         (608)
                                        ---------------    -----------------------------------------------     -------------
Pro forma net income (loss)                   $   2,201             ($1,939)         ($8,382)       $7,312             ($808)
                                        ===============    ===============================================     =============

Weighted average shares outstanding              11,904                   -                -             -            11,904
                                        ===============    ===============================================     =============

Pro forma net income (loss) per
  common share                                    $0.18                   -                -             -            ($0.07)
                                        ===============    ===============================================     =============

See accompanying explanatory notes.


                       Sunquest Information Systems, Inc.
               Notes to Unaudited Pro forma Statements of Income
 For the nine-months ended September 30, 1996 and the year ended December 31,
                                      1995


The pro forma income statements for the nine months ended September 30, 1996 and the year ended December 31, 1995 reflect adjustments related to the acquisition of Antrim Corporation (Antrim) by Sunquest Information Systems, Inc. (Sunquest) as if the acquisition had occurred on January 1, 1995 as follows:

a) As a result of the Acquisition there has been a reduction in the workforce of Antrim and 32 individuals who were employed at September 30, 1996 have formally separated from Antrim. The financial impact of the decrease in salaries and wages associated with the reduction in the workforce on pro forma costs is as follows:

                                Nine months ended September 30, 1996         Year ended December 31, 1995
                              ---------------------------------------------------------------------------
    Client services                                         $626,000                             $578,000
    Research and development                                  48,000                                    -
    Selling and marketing                                    133,000                               84,000
    General and administrative                                64,000                               65,000
                              ---------------------------------------------------------------------------
                                                            $871,000                             $727,000
                              ===========================================================================

b) This amount is to reflect the incremental amortization associated with the assigned fair market value of the intangibles acquired. These intangibles are being charged to operations over their estimated economic lives which range from four to seven years.

c) Antrim was acquired by The Compucare Company (Compucare) on October 31, 1995. At that time $8,900,000 was charged to operations for in-process technology as a part of the purchase price allocation made by Compucare. The $8,900,000 in-process technology value charged to operations by Compucare has been eliminated as a pro forma adjustment to prevent duplicate allocation of purchase price by Sunquest. Sunquest's Acquisition required an adjustment to in-process technology of Antrim of $3,390,000.

d) Amount provided to recognize federal taxes at an estimated effective rate of 43%. Sunquest was taxed as an S Corporation for federal and certain state income tax purposes during 1995 and through the effective date of its initial public offering in May 1996 at which time it became a C Corporation. The pro forma tax provision included in the Sunquest historical statement of income assumes that Sunquest was taxed as a C corporation for the entire period presented.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             SUNQUEST INFORMATION SYSTEMS, INC.
                                       (Registrant)

Date:  February 7, 1997      By:  /s/  Nina M. Dmetruk
                                       _____________________________
                                       Nina M. Dmetruk
                                       Executive Vice President and Chief
                                       Financial Officer
                                       (Principal Financial and Accounting
                                       Officer)